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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           ---------------------------

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                        Date of Report: January 10, 2003
                        (Date of earliest event reported)



                            FEDERAL-MOGUL CORPORATION
                            -------------------------
             (Exact name of registrant as specified in its charter)



                                    Michigan
                                    --------
                 (State or other jurisdiction of incorporation)




         1-1511                                          38-0533580
         ------                                          ----------
(Commission File Number)                   (IRS Employer Identification Number)



26555 Northwestern Highway, Southfield, Michigan                   48034
------------------------------------------------                   -----
(Address of principal executive offices)                        (Zip Code)



                                 (248) 354-7700
                                 --------------
              (Registrant's telephone number, including area code)

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                    INFORMATION TO BE INCLUDED IN THE REPORT



Item 5.   Other Events

On January 8, 2003, the Official Committee of Unsecured Creditors and the Official Committee of Asbestos Claimants (the "Committees") in the matter captioned In re Federal-Mogul Global Inc., T&N Limited, et al., filed a motion in the United States Bankruptcy Court for the District of Delaware to terminate the debtors' exclusive right to file a plan of reorganization and solicit votes thereto.

The motion, which is subject to court approval, asks the court to terminate the current exclusivity right of the debtors, which expires on March 3, 2003. The motion will be heard by the Bankruptcy Court on January 29, 2003.

The motion indicates that such plan would provide, in substance, that asbestos claimants and noteholders will convert all of their claims against the debtors and their affiliates to equity and receive 100% of the common stock of the reorganized debtors. Of this common stock, the proposed plan would provide that 49.9% of the common stock be distributed to the holders of allowed noteholder claims and 50.1% be distributed to a trust established pursuant to section 524
(g) of the Bankruptcy Code for the benefit of personal injury asbestos claimants. The proposed plan of reorganization further provides that (a) the debtors' secured bank, if valid and fully secured, will be given new secured notes in the full amount of its indebtedness, and (b) trade creditors will receive a distribution in cash and/or debt instruments generally equal to the value of the common stock to be distributed to noteholders, and that (c) prepetition equity interests in Federal-Mogul Corporation will be cancelled.

Federal-Mogul continues to be actively engaged in discussions with all stakeholders in its reorganization proceedings in its efforts to achieve a consensual plan of reorganization.

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                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   January 10, 2002


                                       FEDERAL-MOGUL CORPORATION



                                       By:  /s/ David M. Sherbin
                                            -------------------------------
                                            Name:  David M. Sherbin
                                            Title: Vice President, Deputy
                                                   General Counsel and
                                                   Secretary

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